Exhibit 6.1

 BINANCE SERVICES AGREEMENT This Binance Services Agreement (this “Agreement”) is entered into on October 18, 2019 (the “Effective Date”) by and between Binance Holdings Ltd (“Binance”) and Blockstack PBC (the “Company”, and together with Binance, the “Parties”). WHEREAS, Binance through one or more Affiliates operates a cryptocurrency and token exchange platform located at http://www.binance.com (the “Platform”), and offers services related to the listing and trading of cryptocurrencies and tokens thereon; WHEREAS, the Company has developed a blockchain-based project (the “Project”) pursuant to which it or its Affiliates issued Blockstack Token, a cryptographic token (the “Token”) having the symbol STX; and WHEREAS, the Company has applied to list the Token on the Platform for the purpose of enabling the purchase, sale and trading of the Token in accordance with the terms and conditions governing the Platform as detailed herein; NOW, THEREFORE, in consideration of the promises set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions of this Agreement, the Parties agree as follows: 1) Definitions a) “Affiliate” shall mean with respect to any Party, any person or entity that directly or indirectly, , now or hereafter owns or controls, is owned or controlled by or is or under common control or ownership with that Party, where “control” is defined as directly or indirectly possessing the power to direct or cause the direction of the management and policies of an entity or person, whether through ownership of voting securities, by contract or otherwise. b) “Applicable Data Protection Laws” shall mean (i) Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002; (ii) Regulation 2017/003 of the European Parliament and of the Council (once it takes effect) and (iii) Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 (“GDPR”), and any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument of the Data Controller’s Member State which implements any one of them (in each case as amended, consolidated, re-enacted or replaced from time to time); c) “Background IP” shall mean all Intellectual Property Rights belonging to, controlled or licensed by a Party or its Affiliates, which were developed, conceived, obtained, licensed or acquired by such Party independently of this Agreement or prior to the Effective Date. d) “Business Day” shall mean any day except any Saturday or Sunday, any federal legal holiday in Singapore, or any day on which banking institutions in Singapore are authorized or required by law or other governmental action to close (including an unscheduled closure). e) “Company Materials” shall mean the Listing Application and all other documents, materials or information (whether written or oral) regarding the Project, the Token and the Company, in each case, provided prior to or after the execution of this Agreement by or on behalf of the Company to Binance or any person, including the general public, or entity via social media or otherwise. f) “Confidential Information” shall mean any non-public, proprietary and/or confidential information or data of any form (including written, oral or electronic) that is disclosed, provided, made accessible, or disseminated to the Company by Binance prior to, on or after the Effective Date, and any notes, summaries, memoranda or other derivatives or compilations prepared by the Company from any of the 1 foregoing, including, without limitation: (i) all contractual agreements by and between Binance (or its Affiliates) and the Company; (ii) information that concerns the past or present management, business, affairs, relationships, employees, research, development, intellectual property or operations of Binance, its clients, the Platform, or any third party to whom Binance owes a duty of confidentiality; (iii) Binance’s technology and service-related information, documentation, specifications, products, designs, analyses, methodologies, strategies, marketing information; (iv) any information that the Company learns of or obtains from Binance that it knew or should have known would constitute Binance’s confidential or proprietary information; (v) all of Binance’s Intellectual Property Rights, including Trade Secrets, manuals, software and software code (source and object code), system architecture, algorithms, inventions (whether or not patentable), concepts and ideas (including Binance Background IP); and (vi) any copies of the foregoing. Confidential Information shall not include information that the Company can demonstrate (1) is or becomes publicly available other than by disclosure by the Company (or its Personnel) in violation of this Agreement or by the wrongful conduct of others, (2) was known to the Company without obligation of confidentiality prior to its receipt hereunder, (3) is independently developed by the Company without use of, reference to, or reliance on the Confidential Information, or (4) was rightfully obtained by the Company from a third party that does not have a duty of confidentiality or a restriction on use concerning such information. g) “Data Subject” has the meaning assigned to such term in the GDPR. h) “Defect” shall mean any error that prevents the System from operating as described in the Documentation. i) “Dispute” shall mean any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or in connection with this Agreement or the Tokens. j) “Documentation” shall mean all documents and materials (in any media) that aid in the use or operation of the Tokens or the function of the Project, including (i) the Token whitepaper, (ii) functional, technical, design and performance specifications and characteristics, (iii) product documentation, drawings, reports, notes, memoranda and commentary, (iv) installation, configuration, administration, operation and maintenance procedures and instructions, and (v) training materials, user manuals and guides. k) “Governmental Authority” shall mean any domestic or foreign, federal, state, provincial, municipal or local governmental, executive, regulatory, judicial, or administrative bodies having jurisdiction over Binance, the Company or their respective Affiliates. l) “Harmful Code” shall mean any computer instructions, circuitry, or other means whose purpose or intended effect is to (i) disrupt, disable, harm, or otherwise impede in any manner the operation of any component of the System (sometimes referred to as “viruses” or “worms), (ii) disable or impair in any way the operation of any component of the System, or (iii) permit unauthorized access to any component of the System (sometimes referred to as “traps”, “back doors”, “access codes” or “trap door” devices), and any other harmful, malicious, hidden, or self-replicating procedures, routines or mechanisms whose purpose or intended effect is to cause any component of the System to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with any part of the Company’s or any third party’s operations. m) “Intellectual Property Rights” shall mean (i) all patents and patent applications; (ii) all trademarks, service marks, trade dress, trade names, corporate names, and domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill of the business associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrights; (iv) all Trade Secrets and confidential business information (including ideas, research and 2 development, know-how, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all intellectual property rights in computer software (including source code, object code, and related documentation and data), database information, and Internet Web sites; (vi) all moral rights and rights of privacy and publicity; (vii) registrations, applications, renewals, extensions, revisions, reissues, divisions, continuations, continuations-in-part and reexaminations for any of the foregoing in (i)-(vi), and (viii) all other intellectual property rights worldwide. n) “Law” shall mean any federal, state, local and foreign statutes, laws, regulations, treaties, ordinances, rules, regulatory guidance, judgments, directives, orders, decrees and determinations of (or agreements with), and mandatory written direction from (or agreements with), a Governmental Authority, in each case as the same may be amended and in effect from time to time. o) “Listing Application” shall mean the Company’s responses to Binance’s listing application, which is attached hereto as Exhibit B, and all supporting documentation provided by the Company to Binance in relation thereto. p) “Listing Services” shall mean the listing of the Token on the Platform and enabling Platform users to trade the Token on the Platform. q) “Loss” shall collectively mean any quantifiable and proven monetary loss to Binance, including the decrease in value of a Token, incurrence of expenses, loss of profit. r) “New IP” means all Intellectual Property Rights authored, conceived or reduced to practice by a Party or its Personnel wholly or partially derived from or based on (i) the other Party’s Background IP and created in connection with this Agreement, or (ii) the Confidential Information or Binance Background IP, whether or not created in connection with this Agreement. s) “Personnel” means a Party or its Affiliate’s employees, officers, directors, members, agents, representatives, suppliers, consultants, contractors and subcontractors, as well as any external legal advisors, lenders, accountants or financial advisors. t) “Personal Data” has the meaning assigned to such term in the GDPR. u) “Process”, “Processed” or “Processing” has the meaning assigned to such terms in the GDPR. v) “Regulator” means the data protection supervisory authority which has jurisdiction over a Data Controller’s Processing of Personal Data. w) “Rules” shall mean the Platform’s policies, procedures and rules as may be amended from time to time. x) “System” shall mean the Company’s software, firmware, hardware, computer system, network (including the related blockchain), smart contract, application programming interface and protocol, in each case, that are components, or are necessary for the function, of the Token or the Project. y) “Third Countries” means all countries outside of the scope of the data protection laws of the European Economic Area (“EEA”), excluding countries approved as providing adequate protection for Personal Data by the European Commission from time to time, which at the date of this Agreement include Andorra, Argentina, Canada, Faroe Islands, Guernsey, Isle of Man, Israel, Jersey, New Zealand, Switzerland and Uruguay. z) “Token” has the meaning assigned to such term in the preamble to this Agreement. 3

 aa)“Trade Secret” means information that derives independent economic value, actual or potential, from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use. 2) Technical Integration Fee a) In consideration for the Listing Services (defined above), the Company shall remit to Binance an amount equal to the dollar amount set forth in Exhibit A, payable in the form(s) of currency specified in Exhibit A for the “Technical Integration Fee”, on or before the third Business Day following the Effective Date in accordance with the procedure set forth in Section 2)b). b) On or before the third Business Day immediately following the Effective Date, the Company shall pay the Technical Integration Fee to the account(s) or electronic wallet(s) (each, a “Wallet”) the identity of which is provided by Binancein the form(s) of currency specified in Exhibit A. The Company acknowledges and agrees that if the amount the Company paid pursuant to the prior sentence is less than the Technical Integration Fee as calculated in reference to the value of BNB at 9 a.m. Hong Kong time on the fourth Business Day immediately following the Effective Date (such amount, a “Shortfall”), then the Company shall pay to Binance an amount greater than or equal to the Shortfall within one Business Day of receiving notice from Binance of such Shortfall. The Technical Integration Fee shall be deemed to be paid upon the later of Binance’s receipt of the Company’s initial payment, or if applicable, payment of the Shortfall. Subject to applicable Law, the Parties acknowledge and agree the Technical Integration Fee is non-refundable and shall not, in whole or in part, be refunded or otherwise returned to the Company. 3) Long Term Payment a) In consideration for the continuous listing of the Token on the Platform, the Company shall remit to Binance an amount equal to the number of Tokens set forth in Exhibit A for the “Long Term Payment”, on or before the dates set forth in Exhibit A, provided on each such date the Token has remained listed continuously and without interruption on the Platform from the Effective Date through such Payment Date (as defined in Exhibit A). Notwithstanding the foregoing, the Long Term Payment shall remain payable on each Payment Date despite an interruption in listing prior to such Payment Date provided each interruption of listing lasts no longer than three (3) consecutive calendar days and is due to either (i) technical upgrades or maintenance on the Platform, or (ii) a technical incident, disruption, disturbance or manipulation impacting the Platform or Token. b) The Long Term Payment will be subject to the terms of the Token Purchase Agreement to be executed separately by Binance and the Company. Binance understands and agrees that the Tokens will be subject to a one year lockup and will not be transferable until a year and a day after execution of the Token Purchase Agreement. 4) Deposit a) On or before the dates set forth in Exhibit A, the Company shall deliver to one or more Wallets designated by Binance (collectively, the “Deposit Accounts”) the amount set forth in Exhibit A, in the form(s) of currency set forth in Exhibit A, for the “Deposit”. The Deposit shall be deemed to be paid only upon Binance’s confirmation that each Deposit Account has received the applicable portion of the Deposit. b) The portion of the Deposit paid in Tokens will be subject to the terms of the Token Purchase Agreement to be executed separately by Binance and the Company. Binance understands and agrees that the Tokens will be subject to a one year lockup and will not be transferable until a year and a day after execution of the Token Purchase Agreement. 4

 c) Binance shall endeavor to hold the Deposit until the earlier of the occurrence of the Termination Date (as defined in section 6(b) or, in Binance’s sole and reasonable discretion and determination, the discovery, identification, existence or occurrence of any of the following (each, a “Trigger Event”): i) Harmful Code or Defect in the System that results in material and proven potential Losses; ii) technical flaws, disturbances, or issues in or with respect to, or attacks on, the Company’s Token or System that cause material and proven Losses, including, but not limited to, any “double spend attack”, “denial of service attack”, “transaction malleability attack”, “timejacking attack”, “delay routing attack”, “Sybil attacks”, “eclipse attacks”, “refund attack”, “balance attack”, “punitive and feather forking attack”, and “blockchain rollback”; iii) any fraudulent, materially false, or materially misleading information in the Documentation or Company Materials, or any omission of material information from the Documentation or Company Materials, in each case, including before the Effective Date; iv) an adverse final decision resulting from an inquiry or investigation into the Company, the Project or the Token by any Governmental Authority; v) the Company’s actual violation of any Law, the effect of which causes material and proven Losses; vi) any legal proceeding or Claim (whether civil, criminal, or administrative, formal or informal, or direct or indirect) against the Company that materially and provably impacts the Company’s operations, or the development, operation or maintenance of the Project or Token in accordance with the Documentation, including any final decision by a court of law that the Tokens or any component of the System misappropriates or infringes or constitutes an authorized use of any Intellectual Property Rights of any third party; vii) the Company’s violation any of the Rules, or violation of Section 10 herein; viii) any material change in the nature of the Company’s business or operations as carried on, or the Project as contemplated, as of the Effective Date that results in material and proven Losses; ix) the Company’s failure to operate the Project for three (3) or more consecutive calendar days at any time prior to the Termination Date; x) more than twenty-five percent (25%) of the nodes by stake that support the network on which the Token functions cease to operate for three (3) or more consecutive calendar days; xi) any other incident, occurrence, fact or event that has (either individually or in the aggregate), material and proven Losses on the Company, Platform or market price of the Token. d) Upon the occurrence of any Trigger Event, Binance shall have the right to deduct from the Deposit Accounts all of the Deposit immediately (or at any time thereafter) with notice to the Company. e) Without limiting the rights granted to Binance pursuant to Sections 3)b) and 3)c), upon the occurrence of the Price Trigger or Low Volume Trigger, in each case, for five (5) or more consecutive calendar days, Binance shall have the right to deduct from the Deposit Accounts not more than twenty-five percent (25%) of the Deposit. 5

 5) Listing Services a) In consideration for the Company’s payment of the Technical Integration Fee and the Deposit, and subject to the Company’s continued compliance with this Agreement, Binance agrees to provide the Listing Services. b) Notwithstanding Section 4)a), the Parties acknowledge and agree that Binance may modify the type and scope of Listing Services or the method of providing the Listing Services, in each case, in its sole discretion and without notice to the Company. c) Notwithstanding anything to the contrary herein, Binance shall have the right to suspend or terminate any or all of the Listing Services, whether temporarily or in perpetuity, in its sole reasonable discretion for any reason at any time, including, but not limited to, (i) to perform upgrades or maintenance on the Platform, (ii) in response to Governmental Authority requests, (iii) due to any actual material and proven Trigger Event, (iv) in response to any technical incident, disruption, disturbance or manipulation impacting the Platform or Token (including its price), (v) as a result of any Law, or (vi) due to the Company’s breach of this Agreement or the Rules. d) Binance agrees and represents that it does not allow trading on the Platform by “U.S. Persons” as defined in Regulation S under the Securities Act of 1933 (“Regulation S”), and that it has taken and will continue to take commercially reasonable steps to ensure that no U.S. Person will receive the Tokens through transactions on the Platform. Binance further agrees and represents that at no time during the Term will it make “directed selling efforts” to U.S. Persons as defined in Regulation S. e) Binance agrees and represents that it has no operations in the United States and will conduct no activities related to this Agreement in the United States. f) Binance agrees and represents that all of the Listing Services shall be provided in compliance with the Law, throughout the Term of this Agreement. 6) License Grant; Intellectual Property a) The Company hereby grants Binance and its Affiliates a non-exclusive, irrevocable, worldwide, fully paid, perpetual, royalty-free license during the Term to use, copy, publish, reproduce, disclose and display (i) the Company’s and Project’s trademarks, service marks, trade names, logos, symbols and brand names, as well as the Token’s symbol, and (ii) the Documentation, Company Materials and any other Company Background IP to the extent necessary to provide the Listing Services. b) The Parties acknowledge and agree that, as between the Parties, each Party owns all right, title and interest (including all Intellectual Property Rights) in and to their respective Background IP. Except as expressly provided in this Agreement, under no circumstances shall either Party, as a result of this Agreement, obtain any ownership interest, license or other right, title or interest in or to any of the other Party’s Background IP. 7) Term; Termination; Release a) The term of this Agreement shall begin on the Effective Date and continue in full force and effect until it is terminated by either Party in accordance with the terms herein (the “Term”). b) Either Party may terminate this Agreement upon thirty (30) days’ prior written notice to the other Party (such date of termination, the “Termination Date”), provided, Binance or the Company may immediately terminate this Agreement upon (i) the occurrence of (x) a Trigger Event, (y) a material breach by the other Party of this Agreement, or (z) an event in which any Governmental Authority requires Binance to cease operating the Platform, whether temporarily or in perpetuity, or (ii) Binance’s or the Company’s determination that Binance continuing to operate the Platform or perform Listing Services may cause Binance to violate any Law.

 c) Effective as of the Termination Date, the Company (i) expressly waives and quitclaims all rights under, duties owed to it (including confidentiality and indemnification) pursuant to, and claims arising out of or in connection with, this Agreement, (ii) automatically and irrevocably releases the Company from all of its obligations under, and liabilities owed to the Company pursuant to or in connection with, this Agreement. 8) Representations and Warranties of the Company: a) Each Party represents and warrants, as of the Effective Date, and throughout the Term, that: i) it is duly organized, validly existing and in good standing under the Laws of the Party’s country of organization, and the individual signing this Agreement on behalf of the Party has been duly authorized by the Party to do so; ii) it, and each of its Affiliates, have all requisite power and authority to, in the case of the Company, operate the Project and issue the Tokens, and, in the case of Binance, operate the Platform, enter into this Agreement and, and in the case of both Parties, conduct any transactions contemplated by this Agreement, including having all permits, licenses, authorizations, orders, and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to (i) execute and delivery this Agreement, (ii) permit it to conduct its business as presently conducted, (iii) offer, issue, list, deliver, and trade the Tokens, and (iv) perform any obligation relating to the Tokens or the Platform, as applicable, or this Agreement, and each of the foregoing are in full force and effect; iii) this Agreement will constitute a legal, valid and binding obligation of each Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by Law; b) Company represents and warrants, as of the Effective Date, and throughout the Term, that: i) the Company’s execution, delivery and performance of this Agreement, as well as the Company’s issuance, listing, delivery, trading and performance of any obligation relating to the Tokens, will not result in (i) any violation of, materially conflict with, or constitute a material default under, with or without the passage of time or the giving of notice: (x) any provision of the Company’s organizational documents, (y) any provision of any permit, franchise, judgment, decree or order to which the Company is a party, by which it is bound, or to which any of its material assets are subject; (z) any material contract, license, obligation, or commitment to which the Company is a party or by which it is bound, or (ii) the creation of any material lien, charge or encumbrance upon any material assets of the Company; ii) all Documentation and Company Materials are true, complete and accurate in all material respects with respect to the Company, Project and Token; it and its Affiliates are to the Company’s knowledge in compliance with all applicable Laws; iii) none of the Tokens, the Project or any component of the System infringe, dilute or otherwise violate, trespass or in any manner contravene, breach or constitute the unauthorized use or misappropriation of, or conflict with any Intellectual Property Rights, or any other property right, of any third party, and there is no claim or action pending or threatened against the Company or the Project alleging any of the foregoing; iv) it has the right to use and share the Documentation and Company Materials, all confidential or proprietary information, and any additional information, materials or documentation regarding the Token, Project, System and the Company, that it provided to Binance in connection with this Agreement or any transaction contemplated by this Agreement; 7

 v) there is no legal proceeding pending or, to the knowledge of the Company, threatened with respect to, against or affecting or seeking to prevent or delay its development, maintenance or operation of the Token or the Project, and no notice of any such legal proceeding involving or relating to the Company, whether pending or threatened, has been received by the Company or any agent thereof; vi) it maintains comprehensive policies and procedures regarding anti-money laundering, “know your customer”, recordkeeping and such other policies and procedures that would be reasonably expected of a company operating in a similar manner or providing similar goods or services as the Company; vii) none of the payment of the Technical Integration Fee, the payment of the Deposit, and provision of Listing Services, will cause Binance, or any Affiliate, or any of its Personnel, to violate Sanctions (defined below) or applicable Laws, including, but not limited to, anti-money laundering, anti-bribery, anti-boycott or anti-terrorism Laws; viii)neither the payment of the Technical Integration Fee nor the Deposit is or will be directly or indirectly derived from: (i) business or transactions with persons, entities or bodies that are the target of Sanctions or applicable anti-terrorism Laws; (ii) property that is blocked, frozen, or otherwise subject to blocking or freezing under Sanctions or anti-terrorism Laws; or (iii) any criminal or illegal activity, including any money laundering activity; ix) to the Company’s knowledge, the Tokens are not used by any holder thereof for purposes of (i) transacting with persons, entities or bodies that are target of Sanctions or applicable anti-terrorism Laws; (ii) evading any Law, including to access or enjoy the benefit of any property that is blocked, frozen or otherwise subject to blocking or freezing under Sanctions or anti-terrorism Laws; (iii) financing or conducting any criminal or illegal activity, including any money laundering activity or terrorism; or (iv) violating any applicable Law; and x) no Personnel of the Company or, to the Company’s knowledge, any holder of the Token, is: (i) the target of economic, financial sanctions, trade embargoes or export controls administered, enacted or enforced from time to time by the United States of America (“U.S.”), the United Nations Security Council, the European Union (“EU”), any EU member state, or the United Kingdom (regardless of its status vis a vis the EU) (collectively “Sanctions”); (ii) organised, operating from, incorporated or resident in a country or territory which is the subject of comprehensive export, import, financial or investment embargoes under any Sanctions (which, as of the date of this Agreement are Cuba, Iran, North Korea, the Crimea region of Ukraine and Syria) (“Sanctioned Country”); or (iii) unless otherwise disclosed in writing to Binance prior to the Effective Date, is a senior political figure or any immediate family member or close associate of a senior political figure. For purposes of this Agreement, a “senior political figure” is a senior official in the executive, legislative, administrative, military or judicial branches of a government (whether elected or not), a senior official of a major political party, or a senior executive of a government-owned corporation, including any corporation, business or other entity that has been formed by, or for the benefit of, a senior political figure; an “immediate family member” of a senior political figure are such person’s parents, siblings, spouse, civil partner, children and step-children; and a “close associate” of a senior political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior political figure, and includes a person who is in a position to conduct substantial financial transactions on behalf of the senior political figure. 9) Company Covenants. During the Term, the Company and the Project shall: a) comply with all of the Rules and applicable Law; 8

 b) keep confidential the listing arrangements and related matters under this agreement before Binance official announcement; c) pay to Binance a marketing promotion budget (the “Marketing Payment”) in the amount set forth in Exhibit A; d) promptly (i) provide further information, documentation or materials; (ii) execute and deliver other such other documents or instruments; and (iii) do such other acts and things, in each case, as may be reasonably requested by Binance or necessary for the purpose of carrying out and complying with the transactions contemplated hereby; e) promptly take all actions necessary to make each representation and warranty set forth in Section 7) true and accurate at all times during the Term; f) operate the Company in the ordinary course, and shall use the proceeds of any offering, in each case, in a manner reasonably intended to further the development of the Project in accordance with the Company Materials, including by taking all reasonable action to achieve the Company’s roadmap and milestones; g) promptly obtain any new permits, licenses, authorizations, orders, and approvals of, and make all filings, applications and registrations with, all Governmental Authorities that are required in order to (i) operate its business and the Project in the ordinary course, and (ii) perform any obligation relating to the Tokens or this Agreement; h) comply in all material respects with all of the Company’s internal policies and procedures, which shall not be less stringent or comprehensive than the version of the policies and procedures provided by the Company to Binance; i) submit to Binance each month a “project update report”, which shall set describe in sufficient detail, the status of the development and operation of the Project, including discussion of the Company’s performance in comparison the Project’s roadmap (for the avoidance of doubt, such project update report shall not include material non-public information); j) provide at least biweekly project updates to the general public and community via social media or otherwise; k) not take any action or engage in any activity or transaction that the Company knows, or should have known, is reasonably likely to cause Binance to violate applicable Law; l) notify Binance in writing, immediately (and supporting documentation as necessary), but not later than the next Business Day following notice of, or knowledge of, if earlier, a judicial, regulatory or administrative proceeding, investigation or inquiry, fine, sanction or other similar action is commenced or issued by a Governmental Authority (including the findings or deficiencies issued as a result of any routine audit or examination) against Company, any founder or majority owner (indirect or direct) or any of their respective principals, officers or directors; and m) notify Binance in writing, immediately, but no later than the next Business Day following the occurrence of (i) a default by the Company (after giving effect to any cure period thereunder) under any partnership, financing, service or customer agreement, or (ii) delisting or threatened delisting of the Token by any other cryptocurrency exchange or trading platform. 10) Company Acknowledgments. The Company acknowledges and agrees that:

 a) Binance will be relying, and is so entitled to rely, upon the information, representations, warranties, and covenants made by the Company in this Agreement, the Company Materials, and all Documentation; b) Binance and its Affiliates may research the Project, Company and/or Token, and provide business and investment guidance to its any person or entity on the basis of such research; c) Binance may cooperate with Governmental Authorities upon request, or contact Governmental Authorities at its discretion, if it suspects the Company entered into this Agreement, operates the Project, issues Tokens, or uses or intends to use the Tokens for any criminal purpose, including money laundering, or in violation of applicable Law; and d) Binance is not obligated to refund, and the Company will not be eligible for a refund of the Technical Integration Fee or Deposit, or any portion thereof, in the event the Listing Services are suspended or terminated in accordance with the provisions hereof. 11) Confidential Information and Data Processing e) Each Party (the “Disclosing Party”) may in connection with the negotiation of this Agreement and the transactions contemplated hereby provide, provide access to, or otherwise disseminate to the other Party (the “Receiving Party”), its Confidential Information. The Receiving Party shall hold the Confidential Information in strict confidence and shall not use the Confidential Information for any purpose other than to exercise its rights, or perform its obligations, set forth in this Agreement. The Receiving Party may not disclose Confidential Information to any person or entity, including its and its Affiliates’ Personnel, without the Disclosing Party’s prior written consent, which may be withheld in such Party’s sole discretion. The Receiving Party shall use at least the same degree of care in handling the Confidential Information as it uses with regard to its own confidential or proprietary information, but in no event less than a reasonable standard of care. The Receiving Party shall be responsible to the Disclosing Party for any unauthorized use or disclosure of the Confidential Information. f) In the event that the Receiving Party receives a request, or is required, to disclose any Confidential Information under a subpoena, court order, statute, Law, rule, regulation or inquiry issued by a court of competent jurisdiction or by a judicial or administrative agency, or any Governmental Agency (each a “Legal Request”), the Receiving Party shall: (i) as permitted by Law, promptly notify the Disclosing Party in writing of such Legal Request, (ii) reasonably cooperate in the Disclosing Party’s defense against any Legal Request to the extent permitted by Law, and (iii) only after the Disclosing Party is unable or does not seek a protective order, only disclose that portion of the requested Confidential Information that is legally required to disclose. g) Upon the Disclosing Party’s request, or upon expiration or termination of this Agreement for any reason, the Receiving Party will promptly (i) return or destroy, at the Disclosing Party’s option, all originals and copies (whether digital, electronic or in hard-copy form) of all documents and materials that contain the Disclosing Party’s Confidential Information that are in the Receiving Party’s possession or over which it has dominion, and (ii) deliver to the Disclosing Party a notarized written statement certifying that all documents and materials referred to in subparagraph (i) above have been delivered or destroyed, as requested by the Disclosing Party. h) Each Party acknowledges and agrees that there can be no adequate remedy at law for any by breach the other Party of its obligations set forth in this Section 10), and that upon any alleged, threatened or actual breach, each Party may seek appropriate equitable remedies and may seek and obtain injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss or posting of bond or other security, in addition to whatever remedies such Party may have at law or equity. 10

 i) Company acknowledges and agrees to limit the exchange of Personal Data to Binance under this Agreement and shall only provide Binance with Personal Data as necessary for the performance of its obligations hereunder. To the extent Company does provide any Personal Data to Binance: i) Company is “Data Controller” of such Personal Data and hereby agrees to appoint Binance as a “Data Processor”; ii) Such Personal Data will be limited to name, email address and other contact details for the Company’s relevant representative with regards to this Agreement; and iii) Binance shall only process such Personal Data during the Term. j) To the extent the Data Processor Processes Personal Data on behalf of the Data Controller, it shall: i) Process the Personal Data only on documented instructions from the Data Controller, including with regard to transfers of Personal Data to Third Countries or an international organization, unless required to Process such Personal Data by Union or Member State law to which the Data Processor is subject; in such a case, the Data Processor shall inform the Data Controller of that legal requirement before Processing, unless that law prohibits such information on important grounds of public interest; ii) ensure that its personnel authorized to Process the Personal Data have committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality; iii) implement appropriate technical and organizational security measures, including, as appropriate, (w) the pseudonymisation of Personal Data; (x) ensuring the ongoing confidentiality, integrity, availability and resilience of Processing systems and services; (y) restoring the availability and access to Personal Data in a timely manner in the event of a physical or technical incident; and (z) regularly testing, assessing, and evaluating the effectiveness of technical and organizational measures for ensuring the security of the Processing; iv) taking into account the nature of the Processing, assist the Data Controller by appropriate technical and organizational measures, insofar as this is possible, for the fulfilment of the Data Controller’s obligation to respond to requests for exercising the Data Subject’s rights laid down in the Applicable Data Protection Laws; v) notify the Data Controller, without undue delay, in writing upon becoming aware of any improper, unauthorized, or unlawful access to, use of, or disclosure of, or any other event which affects the availability, integrity or confidentiality of Personal Data which is Processed by Data Processor under or in connection with this Agreement; vi) assist the Data Controller in ensuring compliance with the obligations to (x) implement appropriate technical and organizational security measures; (y) notify (if required) Personal Data breaches to Regulators and/or individuals; and (z) conduct data protection impact assessments and, if required, prior consultation with Regulators; vii) at the choice of the Data Controller, delete or return all the Personal Data to the Data Controller after the end of the provision of services relating to Processing, and delete existing copies of the Personal Data unless Union or Member State law requires storage of the Personal Data; viii) make available to the Data Controller information necessary to demonstrate compliance with the obligations laid down in this Section 10)f), and allow for audits reasonably conducted by the Data Controller or another auditor mandated by the Data Controller as required by law. 11

 ix) The Data Processor shall inform the Data Controller if, in its opinion, an instruction of the Data Controller infringes the Applicable Data Protection Laws. g) The Data Processor will not process data in, or transfer Personal Data to an affiliate in, a Third Country unless the Data Processor (or its affiliate (as applicable) which will be processing the Personal Data in such Third Country) complies with the data importer’s obligations set out in the Standard Contractual Clauses (Controller to Processor) as set out in the Commission Decision of 5 February 2010 (C(2010) 593) (as amended, updated or replaced from time to time (“Model Clauses”), which are hereby incorporated into and form part of this Agreement. The information set forth in paragraph (g) shall apply for the purposes of Appendix 1 to the Clause, and the Data Processor’s standard technical and organizational security measures will apply for the purposes of Appendix 2 to the Model Clauses. Data Controller(s) will comply with the Data Exporter’s obligations in such Clauses. h) The Data Controller hereby grants the Data Processor general written authorisation to engage sub-processors on the condition that the Data Processor shall inform the Data Controller in writing of the use of such sub-processors. 12) Indemnity a) The Company shall indemnify and hold harmless Binance and its Affiliates, and their respective officers, directors, employees, agents, partners, contractors, successors and assigns (collectively, the “Binance Group”) from and against any and all demands, costs, expenses, losses, liabilities, obligations, settlement amounts, damages, fines, judgments, and penalties (collectively, “Expenses”), to which any such member of the Binance Group may become subject or incur including, reasonable legal and other professional fees incurred in investigating, defending or appealing pending or threatened claims, actions, suits, proceedings, arbitrations or causes of actions initiated by a third party (collectively, “Claims”), arising out of or relating to (whether directly or indirectly): (i) any breach of this Agreement or failure by the Company to carry out any representations, warranties, covenants, obligations or responsibilities hereunder; (ii) the Company’s failure to comply with applicable Laws; (iii) any introduction of any Harmful Code into the Platform by the Company; (iv) any allegation that the Tokens or any component of the System infringe, dilute or otherwise violate, trespass or in any manner contravene, breach or constitute the unauthorized use or misappropriation of, or conflict with any Intellectual Property Rights, or any other property right, of any third party, or (v) the recklessness, gross negligence, willful misconduct or fraud of the Company, its Affiliates or any Personnel thereof; provided that in each cases the Company shall have no liability in the case of Binance’s recklessness, gross negligence, willful misconduct, or fraud. Binance shall have the right to participate in the defense of any claim, action or proceeding, with counsel of its choice, and such participation shall not relieve the Company or the Project from their indemnification obligations hereunder. b) Binance shall indemnify and hold harmless Company and its Affiliates, and their respective officers, directors, employees, agents, partners, contractors, successors and assigns (collectively, the “Company Group”) from and against any and all demands, costs, expenses, losses, liabilities, obligations, settlement amounts, damages, fines, judgments, and penalties (collectively, “Expenses”), to which any such member of the Company Group may become subject or incur including, reasonable legal and other professional fees incurred in investigating, defending or appealing pending or threatened claims, actions, suits, proceedings, arbitrations or causes of actions initiated by a third party (collectively, “Claims”), arising out of or relating to (whether directly or indirectly): (i) any breach of this Agreement or failure by Binance to carry out any representations, warranties, covenants, obligations or responsibilities hereunder; (ii) Binance’s failure to comply with applicable Laws; (iii) any allegation that the Platform infringes, dilutes or otherwise violates, trespasses or in any manner contravenes, breaches or constitutes the unauthorized use or misappropriation of, or conflict with any Intellectual Property Rights, or any other property right, of any third party, or (iv) the recklessness, gross negligence, willful misconduct or fraud of Binance, its Affiliates or any Personnel thereof; provided that in each cases Binance shall have no liability in the case of Company’s recklessness, gross negligence, willful 12 misconduct, or fraud. Company shall have the right to participate in the defense of any claim, action or proceeding, with counsel of its choice, and such participation shall not relieve Binance from its indemnification obligations hereunder. c) If any action or Claim is brought against any member of the Binance Group or the Company Group, or any member of the Binance Group or Company Group receives a notice of a Claim (in each case the “Indemnified Party”), for which action or Claim such member may seek indemnity under this Agreement from the other Party, the Indemnified Party will deliver written notice of such Claim to the other Party (the “Indemnification Notice”). Failure by the Indemnified Party to deliver the Indemnification Notice to the other Party will not relieve the other Party of its indemnification obligation under this Agreement. The Indemnified Party agrees to allow the other Party to control the litigation or settlement of any Claim; provided, however, that (i) the applicable Indenmified Party shall have the right to participate in the defense of any Claim with its own counsel; and (ii) the other Party may not enter to a settlement or other agreement to resolve any Claim without first obtaining the written consent of the applicable Indemnified Party, which consent shall not be unreasonably withheld. d) In all cases, the Deposit will be applied against any potential indemnity or liability incurred by Company under this Section 12 or section 13 below. 13) Limitation of Liability. a) Each Party acknowledges and agrees that the total aggregate liability of both Parties and their respective Affiliates (whether arising under contract, negligence, tort, breach of statutory duty or otherwise) to the other Party or any third parties shall not exceed an amount equal to the sum of the Technical Integration Fee plus the Fee Deposit. b) In any event, neither Binance nor the Company nor either of its Affiliates shall have liability (whether arising under contract, negligence, tort, breach of statutory duty or otherwise) to the other Party or any third party for any loss of profit, lost business, loss of revenue or opportunity (in each case, whether direct or indirect), or any indirect, incidental, exemplary, special, punitive or consequential damages, even if such Party has been advised of the possibility of such damages. c) Notwithstanding anything to the contrary herein, neither Binance nor its Affiliates shall be liable for (i) the Tokens losing value or utility, having no value or utility, or any change in the value or utility of the Tokens, if the Tokens ever had value or utility; (ii) losses incurred by any person or entity in connection with the use, sale or transfer of the Tokens, (iii) the inability of any holder of a Token, or any other person or entity (including the Company), to use or access the Platform, or (iv) if the Platform is hacked or otherwise infected with Harmful Code, any results of, or loss directly or indirectly caused by, such hacking or Harmful Code; provided that in any case contemplated by this paragraph, Binance and its Affiliates will be liable for any losses to the Company based on Binance’s recklessness, gross negligence, willful misconduct, or fraud. d) The Company acknowledges and agrees that the terms and conditions of this Agreement allocate the risks between Binance and the Company, and that the Technical Integration Fee and Deposit charged by Binance for the Listing Services reflect and are set in reliance upon this allocation of risk and the exclusion of damages set forth in this Agreement. 14) Disclaimer of Warranties. Notwithstanding anything to the contrary in the Agreement and without limiting any provisions of the Agreement: A) BINANCE HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED, EXPRESS OR STATUTORY WARRANTIES, GUARANTIES, CONDITIONS, COVENANTS AND REPRESENTATIONS RELATING TO THE LISTING SERVICES AND THE PLATFORM, OR ANY PROPRIETARY OR THIRD PARTY TECHNOLOGY, HARDWARE, SYSTEM, SOFTWARE 13

 (INCLUDING OPEN SOURCE SOFTWARE), DATA, CONTENT OR SERVICES THAT BINANCE AND/OR ITS THIRD PARTY LICENSORS MAY USE TO PROVIDE THE LISTING SERVICES TO THE COMPANY INCLUDING, MERCHANTABILITY, QUALITY, ACCURACY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, TIMELINESS, CURRENCY, ABSENCE OF VIRUSES OR DAMAGING OR DISABLING CODE. B) THERE ARE NO EXPRESS, IMPLIED OR STATUTORY WARRANTIES THAT THE LISTING SERVICES OR ACCESS TO THE PLATFORM WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN SUCH SERVICES OR THE PLATFORM WILL BE CORRECTABLE OR CORRECTED. BINANCE HAS NO RESPONSIBILITY TO INFORM THE COMPANY OF ANY DIFFICULTIES IT, OR ANY THIRD PARTIES, MAY EXPERIENCE WITH RESPECT TO THE SERVICES OR THE PLATFORM, OR, OR TO TAKE ANY ACTION IN CONNECTION WITH THE FOREGOING DIFFICULTIES. UNLESS OTHERWISE REQUIRED BY APPLICABLE LAW, BINANCE ALSO HAS NO DUTY OR OBLIGATION TO VERIFY, CORRECT, COMPLETE OR UPDATE ANY INFORMATION DISPLAYED IN OR AVAILABLE THROUGH THE PLATFORM. THE LISTING SERVICES ARE BEING PROVIDED “AS IS” AND THE COMPANY ASSUMES THE ENTIRE RISK. FURTHERMORE, BINANCE DISCLAIMS ANY AND ALL EXPRESS, IMPLIED OR STATUTORY WARRANTIES RELATED TO, OR ACTUALLY OR ALLEGEDLY PROVIDED BY, ANY THIRD PARTY SERVICE PROVIDER WITH WHICH BINANCE CONTRACTS IN RELATION TO THE LISTING SERVICES OR OPERATION OF THE PLATFORM. 15) Dispute Resolution a) Each Party will notify the other Party in writing of any Dispute within thirty (30) days of the occurrence of the facts or actions giving rise to or supporting such Dispute (each, a “Dispute Notice”). Each Dispute Notice shall be sent in accordance with Section 15)a), and shall include a description in reasonable detail of the nature or basis of the Dispute, and the specific relief that the Party seeks. b) The Parties agree to negotiate all Disputes for a period not less than ninety (90) days after the date the Dispute Notice is received (as determined in accordance with Section 15)a)) by the applicable Party (“Negotiation Period”). c) Any Dispute that is not resolved after good faith negotiations during the Negotiation Period may be referred by either Party for final, binding resolution by arbitration under the arbitration rules of the Singapore International Arbitration Centre (“SIAC”), which are deemed to be incorporated by reference. The arbitration tribunal shall consist of a sole arbitrator to be appointed by the President of SIAC. The language of the arbitration hearings shall be English and the seat, or legal place, of arbitration shall be Singapore. d) Judgment on any arbitral award may be entered in any court having jurisdiction over the Party (or the assets of the Party) due and owing such award. The Company acknowledges and agrees that Binance may set-off any award due and owing by the Company to Binance against the Deposit. For the avoidance of doubt, any amount set-off by Binance against the Deposit shall reduce the arbitral award only by such amount and shall not constitute satisfaction or extinguishment of the full arbitral award unless set set-off was for the full amount of the arbitral award. 16) General Terms a) Notice. All notices or other communications required or permitted hereunder shall be made in writing and delivered by personal delivery, electronic mail, or by certified or registered mail, return receipt requested, and shall be deemed to have been duly given upon the date in which such writing is delivered by hand, three days after demonstrable deposit in the mail, the date set forth on the return receipt, or upon acknowledgment of receipt of electronic mail. 14

 Notice of change of address shall be effective only when done in writing and sent in accordance with the provisions of this Section 15)a). b) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by a duly authorized representative of each Party. Either Party may in an executed writing waive compliance by the other Party with any provision of this Agreement , provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. c) Third Party Beneficiaries. The Parties acknowledge and agree that only Binance’s and Company’s Affiliates shall have the right to enforce the provisions and enjoy the benefits of this Agreement. d) Force Majeure. Binance shall not be liable for any failure to perform any of its obligations under this Agreement during any period in which such failure to perform arises directly or indirectly out of an act of nature, acts of the public enemy, embargoes, insurrection, riot, the intervention of any Government Authority or any other act beyond Binance’s reasonable control, including act(s) or omission(s) of telecommunication providers, interconnection service providers, landlords, carriers, suppliers or any third parties supplier or any system, software, products, services, materials, content, data, applications, or hardware. e) Independent Contractor. Nothing contained in this Agreement shall be construed as creating a joint venture, agency, partnership or employment relationship between the Parties, nor shall either Party or its respective Affiliates or Personnel have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other Party, nor shall they purport to act as employees, agents or representatives of the other Party, and each respective Party is and shall act as an independent contractor, maintaining full responsibility and complete control over all of its respective employees and operations. f) Severability; Enforcement. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to effect the transactions as originally contemplated hereby to the fullest extent possible. 15 Notices will be sent to Binance at: Binance Holdings Limited Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands Attention: Commercial Team Email: listing-agreement@binance.com with a copy sent to the foregoing address or email address: Attention: Legal Team Notices will be sent to the Company at: Blockstack PBC 101 W 23rd, Suite #224 New York, NY 10011 United States Attention: Legal Team Email: legal@blockstack.com With a copy to: jesse@blockstack.com

 g) Conflict. In the event of any differences between the terms provided in this Agreement and the Rules, the Rules shall supersede any contrary information or obligation set forth herein. h) Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective heirs, successors and permitted assigns. This Agreement shall not be assignable or otherwise transferable without the prior written consent of the other Party, provided, that Binance may assign or transfer this Agreement to an Affiliate. Except as permitted by this Section 15)h), any assignment, transfer or delegation of this Agreement shall be null and void and constitute a material breach of this Agreement. i) Governing Law. This Agreement shall be governed in all respects by the Laws of Singapore, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction. j) Survival. The Parties rights and obligations under Sections 5), 6), 7)c), 9), 10)b), 11), 12), 13), 14), 15), 16) shall survive any termination of this Agreement. k) Construction. The language in all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Binance or the Company. The Parties agree, to the fullest extent permitted by applicable Law, to waive any applicable rule requiring the construction of this Agreement or any provision hereof against the Party drafting this Agreement. Section headings in this Agreement are for convenience only and are not to be construed as a part of this Agreement or in any way limiting or amplifying the provisions hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identifications of the person or persons, firm or firms, corporation or corporations may require. l) Counterparts. This Agreement may be executed in one or more counterparts by facsimile or other reliable electronic reproduction (including, without limitation, transmission by pdf), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. m) Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein, and shall replace and supersede all prior agreements, negotiations, or understandings, whether written or oral, with respect to the subject matter herein, and may not be contradicted by evidence of any prior or contemporaneous agreement. 1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above. BINANCE HOLDINGS LIMITED Changpeng Zhao CEO BLOCKSTACK PBC Muneeb Ali CEO 17

EXHIBIT A

1. **Technology Integration Fee:** 0 USD equivalent to be paid in BTC/BNB/stablecoin in pursuant to payment instructions delivered by Binance to Company.

2. **Long Term Payments:**

Payment	Long Term Payment Amount	Payment Date
1	833,333 Stacks Tokens	Paid as part of the hard fork of the System expected to occur during December 2019, but in any case no later than January 31, 2020.
2	833,333 Stacks Tokens	1st Anniversary of the Effective Date
3	833,333 Stacks Tokens	2nd Anniversary of the Effective Date
4	833,333 Stacks Tokens	3rd Anniversary of the Effective Date

3. **Deposit:**

3.1. The Deposit shall consist of: (a) the equivalent of $500,000 USD in BTC, BNB or a stablecoin, which shall be transferred to the wallet address provided by Binance within three (3) business days after the Effective Date, and (b) 2,500,000 Stacks Tokens which shall be transferred to the Stacks Wallet address provided by Binance as part of the hard fork of the System expected to occur during December 2019, but in any case no later than January 31, 2020;

3.2. Notwithstanding anything to the contrary herein, 50% of the Deposit shall be returned to the company at the end of twelve (12) month period after the Effective date. The remaining 50% shall be returned to the company at the end of twenty four (24) month period.

4. **Marketing Payment:** $100,000 USD equivalent to be paid in BTC, BNB or a stablecoin, which shall be transferred to the wallet address provided by Binance within three (3) business days after the Effective Date.

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EXHIBIT B [THE LISTING APPLICATION] 1